Exhibit 10.42

October 3, 2019

Ms. Emily Weaver
11027 Westridge Dr.
Mukilteo, WA

Dear Emily,

This letter confirms my offer to you to join Gardner Denver Holdings, Inc. (the “Company”) as Senior Vice President and Chief Financial Officer, reporting directly to me as the Chief Executive Officer of the Company. Please note that the Company intends to change its name to Ingersoll-Rand after the closing of the proposed merger between the Company and the industrial segment of Ingersoll-Rand plc (the “Merger”).

This offer is contingent upon your successful completion of a pre-employment drug screening with acceptable results, and proof of your right to work in the United States on your first day of employment.

The terms of this offer include the following:

1.	Salary: Your annual base salary will be $575,000 paid on a semi-monthly basis. You will be eligible for your first salary review during our annual salary planning process in April 2021.

2.
Signing Bonus: You will receive a one-time payment in the amount of  $500,000, payable within ten (10) business days following your Date of Hire (as defined below). Should you voluntarily terminate your employment with the Company without Good Reason (as defined below) or be involuntarily terminated by the Company for Cause (as defined below) within 24 months from the Date of Hire (as defined below), you will be required to repay to repay this amount in full.

3.
Management Incentive Plan: Beginning in 2020 and for each subsequent fiscal year, you will be eligible to earn an annual cash incentive award under the Company’s Management Incentive Plan, subject to the terms and conditions of such plan as in effect from time to time (the “MIP”). Your target annual incentive opportunity under the MIP for each fiscal year will be 85% of your annual base salary as in effect at the end of the given fiscal year (the “Target Bonus”). Your actual annual cash incentive award may be greater or lesser than your target annual incentive opportunity, depending on the Company’s performance against its goals and otherwise as may be provided under the MIP.

The specific performance objectives and measures for your annual incentive opportunity will be defined for each fiscal year, and your annual incentive award will be calculated, approved, and paid after financial results for the given fiscal year have been finalized, all in accordance with the terms of the MIP.

Your annual bonus in respect of the 2019 fiscal year will be equal to the Target Bonus, prorated based on the period of time during which you are employed by the Company in 2019.

4.
Long Term Incentive Plan: Beginning in 2020, you will be eligible to participate in the Company’s long term incentive plan. Your target annual equity grant opportunity under the plan will be equal to $1,650,000, with your actual award being more or less than your target opportunity depending on your individual performance and the Company’s performance against its goals and otherwise as may be provided under the plan. The annual equity grant under the Company’s long term incentive plan currently consists of 50% stock option (with a ten year term) and 50% restricted stock (with both awards vesting in equal tranches over the four year period after the grant date), which is subject to change if changes are made to the overall plan or executive grants generally by the Company’s Compensation Committee. In the past, the grant date for annual long term incentive awards has been in the first quarter of each year. In addition to the foregoing, you will receive an equity grant as close to the Date of Hire as possible and in no case later than December 31, 2019, that will be equal to $2,500,000 in grant date value (the “Initial Equity Grant”). This grant will be comprised of 75% restricted stock ($1,875,000) and 25% stock option ($625,000). The stock option will have a ten-year term and a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, and the number of shares subject to the option grant will be determined using the Black-Scholes model. Each of the restricted stock and option grants will vest over four years with no vesting on the first anniversary of the grant date, and then vesting in equal thirds on the second, third and fourth anniversaries of the grant date, and are otherwise subject to the terms and conditions of the long term incentive plan and those contained in the standard executive grant documents. The terms of the Initial Equity Grant will provide for full acceleration of vesting if within two years of a change of control, the Company terminates your employment without Cause or you terminate your employment for Good Reason.

5.	Retirement Plans: You will be eligible to participate in the Company’s retirement savings plans, subject to the terms of such plans as may be in effect from time to time.

6.
Health and Welfare Benefits Coverage: As of your Date of Hire, you will be eligible for health and welfare benefits coverage, including medical, dental, and life insurance  and disability, along with a comprehensive wellness program for your health and well- being. The Company’s benefits plan coverage year begins on each April 1st and ends on the subsequent March 31st.

7.
Work Location; Relocation: Initially, your work location will be Milwaukee, Wisconsin, and you may commute to Milwaukee from your current residence. Your airfare, hotel (or corporate apartment), meals, and other commuting costs between Seattle and Milwaukee will not be treated as relocation benefits and will be reimbursed subject to the Company’s travel policies. Following the closing of the Merger, or sooner as we may agree, your work location will be Davidson, North Carolina. You will be eligible for the benefits under the Company’s executive relocation program with respect to the move of your family to Davidson. You are required to complete your and your family’s relocation to Davidson by no later than June 1, 2020 (or as otherwise agreed to by the Company), unless the Merger is delayed or terminated (in which case you will relocate to  Milwaukee, WI by a date reasonably agreed to by you and the Company).

8.	Vacation: You will receive four weeks of paid vacation per year.

9.
Date of Hire: Your employment with the Company will commence on December 1, 2019, or such earlier date as  you and the Company may agree (your “Date of Hire”).  You hereby agree to resign from your current employment effective as of a date to be mutually agreed with the Company, but in no event later than October 9, 2019.

10.	Severance Arrangements: If the Company withdraws this offer before your Date of Hire without Cause, terminates your employment without Cause, or you resign for Good Reason, the Company will:

a.
pay you an amount equal to your then current annual base salary, which amount shall be payable in 12 substantially equal monthly installments following the termination date with the first installment occurring in the calendar month after the month of the termination date (and pay you the Section 2 $500,000 signing bonus and Section 13 legal fees, if not previously paid to you); and

b.
so long as you timely elect to continue to participate in the Company’s group health plan under COBRA, provide you with continued coverage under such group health plan on the same basis as actively employed employees of the Company for the 12 month period commencing with the first day of the calendar month following the date your employment terminates (or, if earlier, through the date you become employed by another employer and are eligible for comparable group health plan coverage at such employer).

“Cause” for purposes of this offer means your (a) willful neglect in the performance of the your duties for the Company or its affiliates or willful or repeated failure or refusal to perform such duties; (b) engagement in conduct in connection with your employment or service with the Company or its affiliates, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any of its affiliates; (c) conviction of, or plea of guilty or no contest to, (i) any felony; or (ii) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any of its affiliates; (d) engaging in any act of moral turpitude, illegality or harassment, whether or not such act was committed in connection with your services to the Company or any of its affiliates; (f) material violation of the Company’s Code of Conduct or any other written policies of the Company or its affiliates, including, but not limited to, those relating to sexual  harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or any of its affiliates; (g) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or any of its affiliates; (h) act of personal dishonesty that involves personal profit in connection with the your employment or service to the Company or any of its affiliates; or (i) material misrepresentation of any information provided by you to the Company during your pre-employment discussions and/or negotiations with the Company.

‘‘Good Reason’’ for purposes of this offer letter means any of the following actions if taken without your prior written consent: (1) a material adverse change in your position causing it to be of materially less stature, responsibility, or authority or the assignment to you of any material duties inconsistent with the customary duties of your position (provided that if the Company or its successor entity ceases to be a publicly traded entity or if the Merger is delayed or does not close, any such fact shall not by itself constitute a change in your existing position); (2) the relocation of the offices at which you are principally employed to a location which is more than 50 miles from the offices at which you are principally employed immediately prior to such relocation (not including your anticipated move to Davidson, North Carolina or Milwaukee, Wisconsin); or (3) a reduction in your base salary or the Target Bonus percentage or amount you are eligible to earn under the MIP; provided, however, that nothing herein shall be construed to guarantee your MIP award payable for any fiscal year if the applicable performance targets are not met; and provided, further, that it shall not constitute Good Reason if the Company makes an appropriate pro rata adjustment to the applicable amount payable and targets under the MIP in the event of a change in the fiscal year. Unless you provide written notification of an event described in any of clauses (1)-(3) above within ninety (90) days after you know or have reason to know of the occurrence of  any such event, you shall be deemed to have consented thereto and such event shall no longer constitute Good Reason for purposes of this letter. If you provides such written notification to the Company, the Company shall have ten (10) Business Days from the date of receipt of such notice to effect a cure of the event described therein and, upon cure thereof by the Company to your reasonable satisfaction, such event shall no longer constitute Good Reason for purposes of this letter. A resignation for Good Reason shall be considered to be and treated for all purposes as a Termination without Cause under this letter.

Receipt of the above severance payments and benefits is contingent on your execution (without revocation) of a waiver and release agreement in a form customarily used by the Company by not later than 60 days following the date on which your employment terminates and is subject to your continued compliance with any applicable restrictive covenants contained in any agreement entered into with the Company or any of its affiliates. No severance payments will commence until the waiver and release agreement becomes effective (with the first payment including all payments that would otherwise have been made if this sentence did not apply) and, if the aforementioned 60-day period spans two calendar years and if required to comply with Internal Revenue Code Section 409A, such first payment will be made in the second calendar year. For purposes of Internal Revenue Code Section 409A, each installment of the severance payments shall be deemed to be a separate payment.

11.
Restrictive Covenants: By signing and accepting this offer of employment, you represent and warrant that: (a) you are not subject to any pre-existing restrictive covenant or other contractual or legal obligation with any person, company or business enterprise restricting your ability to work for the Company that you have not disclosed to the Company; (b) you have not and shall not bring onto Company premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (c) you are not relying on any representations, promises or agreements not expressly contained in this offer letter or any legal advice except as provided by your own counsel. You further agree to keep this offer, its terms and any confidential or proprietary information of the Company that you may acquire during the process of receiving and negotiating this offer, confidential.

12.
Indemnity: You have provided to the Company a complete and correct copy of an Agreement Regarding Competition and Protection of Proprietary Information that you entered into with your immediate prior employer, Fortive Corporation (the “Prior Employer,” and the foregoing agreement, the “Prior Employer Restrictive Covenant Agreement”). You hereby represent to the Company that you have not breached any of your lawful obligations to the Prior Employer under the Prior Employer Restrictive Covenant Agreement, and further agree to continue to comply with your lawful obligations under the Prior Employer Restrictive Covenant Agreement. Both you and the Company acknowledge and agree that you and it respectively reviewed your post- termination obligations under the Prior Employer Restrictive Covenant Agreement and have separately concluded that your employment with the Company, both pre and post- Merger, does not violate Section 5 of the Prior Employer Restrictive Covenant  Agreement (the “Prior Employer Non-Compete Covenant”) (and therefore under no circumstances will the Company deem your employment with the Company to be a breach of any of your representations contained herein). The Company shall defend, indemnify and hold you harmless from, against and in connection with: (A) any Proceeding (as defined below); and (B) any attorneys’ fees, expert and other fees, costs, fines, filing fees, penalties, travel expenses, liabilities, damages, settlements, judgments  or other expenses or amounts of any kind whatsoever in each case brought or alleged against you or incurred or suffered by you as a result of any act or omission arising from, relating to, or occurring in connection with your pre-employment discussions with, negotiations with, or employment with the Company or its Affiliates, which act or omission is or is alleged to be in violation of the Prior Employer Restrictive Covenant Agreement. A “Proceeding” includes but is not limited to any threatened or actual legal  or administrative action or proceeding, whether civil or criminal, including any government or regulatory proceedings, arbitrations, lawsuits, mediations, settlement discussions and investigations in which you are or may be made, or are threatened to be made, a party, witness or other participant.

The Company’s obligation to defend, indemnify and hold you harmless is subject to the following conditions: (a) you promptly notify the Company in writing of the existence or threat of any such Proceeding; (b) the Company shall have full control of the response to any Proceeding and the defense thereof, including any agreement relating to the settlement thereof; (c) you shall provide your full cooperation in connection with any such Proceeding (including appeals); and (d) you have not breached any of your representations contained herein. You may, at your own expense, participate in such defense and in any settlement discussions through separate counsel of your choice, on a monitoring, non-controlling basis. The Company will not be responsible for any settlement or compromise entered into by you without the Company’s consent. The foregoing duty to defend and indemnify you shall apply to the fullest extent permitted by applicable law. If, as a result of a Proceeding, you are enjoined or otherwise prohibited from working for a period of time for the Company in the position of Chief Financial Officer for the Company, the Company shall continue to pay your base salary and any annual bonus you would have earned if working (but no other payment or benefits otherwise described in this offer letter) for any such period of time; provided, that you have not breached any of your representations contained herein. The Company further agrees to maintain a commercially reasonable directors and officers liability insurance policy.

13.
Legal Fees: The Company will reimburse you for the legal fees you incur in connection with the negotiation of this offer letter, up to a maximum amount of $10,000. This amount shall be paid to you in all cases in 2019.

14.
Other Conditions: This offer of employment, and your continued employment hereunder, is further conditioned upon your signed agreement to, and ongoing  compliance with, any code of conduct, business ethics and restrictive covenant agreements required to be signed by senior level employees of the Company.

15.
Miscellaneous: The Company shall be entitled to withhold from the payment of any compensation and provision of any benefit under this offer letter such amounts as may be required by applicable law, including without limitation for purposes of the payment of payroll and income taxes. This offer letter and any dispute hereunder shall be interpreted and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law. This offer letter supersedes and replaces in its entirety any verbal or written agreements, promises or statements between the parties with respect to the subject matters herein.  In the event of a conflict between the terms of this offer  and the terms of any other agreement or Company policy, the terms of this offer letter will prevail.

Emily, I am very excited about the prospect of you accepting this offer and becoming part of our executive team. I am confident that together we can achieve our goal of growing the Company and creating significant value for all stakeholders.

Sincerely,

/s/ Vicente Reynal
Vicente Reynal

Chief Executive Officer

Cc: Andy Schiesl

I have read and accept this offer of employment and agree to the terms and conditions

ACCEPTED AND AGREED:

/s/ Emily Weaver
Name

10/3/2019
Date

Offer of employment expires four (4) days from the date of this offer letter unless an extension is mutually agreed upon.